EXHIBIT 5

                    [Letterhead of American Express Company]

                                                              August 21, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                     Re:  American Express Company
                          1998 Incentive Compensation Plan

Ladies and Gentlemen:

             I am Group Counsel of American Express Company (the "Company"), and I have represented the Company in connection with the preparation of the Registration Statement on Form S-8 of the Company relating to 65,000,000 Common Shares, par value $.20 per share (the "Common Shares"), of the Company being registered for offer and sale pursuant to the Company's 1998 Incentive Compensation Plan, as amended (the "Plan").

             I or members of my staff have examined the Certificate of Incorporation, as amended, and the By-laws of the Company, the Plan and such other corporate documents and records as I have deemed necessary in order to render the opinions set forth below.

             Based upon the foregoing, and subject to qualifications contained herein, I am of the opinion that:

             1. The Company is a corporation duly incorporated and validly existing under the laws of the State of New York.

             2. In the case of Common Shares delivered in respect of an award of restricted stock, when such shares have been delivered in accordance with and pursuant to the terms of the Plan, such shares will be validly issued and, when the restrictions on the transfer of such shares and the Company's option to cancel or repurchase have expired, all as provided in the Plan, such shares will be fully paid and nonassessable.

             3. In the case of Common Shares delivered upon the exercise of stock options and delivered in respect of stock appreciation rights and performance grants or other awards that may be made pursuant to the terms of the Plan, when such shares have been delivered in accordance with and pursuant to the terms of the Plan, such shares will be validly issued and, subject to any restrictions on such shares that the Compensation and Benefits Committee of the Company's Board of Directors in its discretion may impose pursuant to the Plan, will be fully paid and nonassessable.


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Securities and Exchange Commission
August 21, 2002
Page Two


             I am a member of the bar of the State of New York and do not herein express any opinion as to any matters governed by any law other than the laws of the State of New York and the federal laws of the United States and the opinions stated herein are limited to such laws.

             I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me in Item 5 of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                               Very truly yours,

                                               /s/ Harold E. Schwartz
                                               Harold E. Schwartz
                                               Group Counsel